EXHIBIT 99.4
CONFIDENTIAL

December 15, 2016
Mr. Jeffery H. Boyd
c/o The Priceline Group Inc.
800 Connecticut Avenue
Norwalk, CT 06854

Dear Jeff:
This letter agreement confirms your appointment as Executive Chairman of the Board of Directors (the “Board”) of The Priceline Group Inc. (the “Company”), effective as of January 1, 2017 (the “Effective Date”). This letter agreement also serves to set forth certain terms of your compensation as Executive Chairman.
1.    Position and Term of Employment. As of the Effective Date, your role as the Company’s Interim Chief Executive Officer and President will cease. You will continue to serve as a member and Chairman of the Board until the Effective Date. From the Effective Date until immediately prior to the Company’s 2018 annual meeting of stockholders (the “Term”), you will serve as a member and Executive Chairman of the Board, in which capacity your duties, responsibilities and authority will include those set forth on Exhibit A as well as those duties, responsibilities and authority you currently have as a member and Chairman of the Board, subject to the power of the Board to expand or limit such duties, responsibilities and authority, either generally or in specific instances. You will report directly to the Board. Notwithstanding anything in this letter agreement to the contrary, as Executive Chairman you will be an at-will employee of the Company, and you or the Board may terminate your role as Executive Chairman of the Board for any reason or no reason at any time, provided that termination as Executive Chairman will not, of itself, result in your removal or resignation as a member of the Board.
2.    Compensation and Benefits. During the Term, you will be entitled to the following compensation and benefits, which will be in lieu of any other compensation to which you may be entitled as a member or Chairman of the Board:
(a)    Base Salary. You will receive a base salary at the annual rate of $150,000. Your base salary will be payable in installments in accordance with the regular payroll practices of the Company.

(b)    Business Expense Reimbursement. The Company will reimburse you for the travel, entertainment and other business expenses incurred by you in the performance of your duties as Executive Chairman, in accordance with the Company’s expense reimbursement policies as in effect from time to time; provided, however, that such expenses must be paid no later than the last day of the calendar year following the calendar year in which such expenses were incurred and further provided that in no event will the amount of expenses so reimbursed in one taxable year affect the amount of expenses eligible for reimbursement in any other taxable year.
3.    Equity Award. You will be granted, on March 4, 2017, a Restricted Stock Unit award (“RSUs”) under the Company’s 1999 Omnibus Plan for a number of shares equal to $5,000,000, divided by the “Fair Market Value” per share as determined under the Company’s 1999 Omnibus Plan. The RSUs will vest and be settled at the end of the Term, subject to your continued service as Executive Chairman through such date. In the event you voluntarily terminate your service as Executive Chairman for any reason or the Board terminates your role as Executive Chairman, the RSUs will vest pro-rata, based on the number of days elapsed from the Effective Date through and including the date your role as Executive Chairman terminates, relative to the number of full days from the Effective Date to the end of the Term; provided that, if prior to or within 30 days after your termination as Executive Chairman the Board determines in good faith that there were grounds to terminate you for Cause (as defined below), you will not vest in any of the RSUs. For purposes of this paragraph 3, “Cause” means your (i) willful and continued failure substantially to perform duties and obligations to the Company (other than any such failure resulting from incapacity due to physical or mental illness); (ii) willful engaging in misconduct which is materially injurious to the Company; (iii) the commission of a felony; (iv) willful and material violation of any Company code of conduct; or (v) the commission of a crime against the Company which is materially injurious to the Company. For purposes of this paragraph 3, no act, or failure to act, on your part will be considered “willful” unless done or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of the Company. The terms of the RSUs, including the applicable vesting provisions, will be set forth in a separate award agreement.
4.    Indemnification. The Company agrees to indemnify you and hold you harmless to the fullest extent permitted by law for any action or inaction by you while serving as an officer and director of the Company (including as Executive Chairman) or, at the Company’s request, as an officer or director of any other entity or as a fiduciary of any benefit plan. The Company will cover you under directors’ and officers’ liability insurance after the Effective Date in the same amount and to the same extent as the Company covers its other officers and directors.
5.    Taxes. The Company may withhold from any amounts payable under this letter agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this letter agreement, the Company will not be obligated to guarantee any particular tax result for you with respect to any payment provided to you hereunder, and you will be responsible for any taxes imposed on you with respect to any such payment.
6.    Governing Law. This letter agreement will be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws.
7.    Complete Agreement. This letter agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
8.    Successors and Assigns. This letter agreement will bind and inure to the benefit of and be enforceable by you, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that, subject to the following sentence, neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, in the event that there is a successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise), the Company will assign the liabilities of the Company hereunder to such successor and you hereby consent to the assignment by the Company of all of its rights and obligations hereunder to any such successor to the Company.
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If you agree with the foregoing, please sign and date the enclosed copy of this letter agreement in the space indicated below.
Sincerely,

/s/ James M. Guyette
Name: James M. Guyette
Title: Lead Independent Director

Accepted by and Agreed to:

/s/ Jeffery H. Boyd
Jeffery H. Boyd
Date: December 15, 2016

Exhibit A
In addition to the normal responsibilities of the Chairman of the Board, you will support the CEO transition and provide counsel to the CEO on strategic, operational and organizational issues and fulfill such other duties as reasonably agreed by you, the Board and the Chief Executive Officer.